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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------



As independent public accountants, we hereby consent to the use of our report dated June 20, 2000, and to all references to our firm included in or made a part of this registration statement of Nuveen Flagship Municipal Trust (comprising the Nuveen Intermediate Duration Municipal Bond Fund, Nuveen Insured Municipal Bond Fund, Nuveen Flagship All-American Municipal Bond Fund, Nuveen Flagship Intermediate Municipal Bond Fund, Nuveen Limited Term Municipal Bond Fund and Nuveen High Yield Municipal Bond Fund).



ARTHUR ANDERSEN LLP


Chicago, Illinois
August 25, 2000